EXHIBIT 12

                            PSEG ENERGY HOLDINGS LLC
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                 For the Year Ended December 31,
                                                            -----------------------------------------
                                                             2002     2001     2000     1999     1998
                                                            -----    -----    -----    -----    -----
                                                                            (Millions)
Earnings as Defined in Regulation S-K (A):

Pre-tax (Loss)  Income from Continuing Operations           $(357)   $ 255    $ 176    $ 195    $ 116

Loss/(Income) from Equity Investees, Net of Distributions
                                                               11      (74)     (11)       9       28
Fixed Charges                                                 229      199      157      105       96
Capitalized Interest                                          (12)     (16)     (21)      (6)       1
                                                            -----    -----    -----    -----    -----
Earnings                                                    $(129)   $ 364    $ 301    $ 303    $ 241
                                                            =====    =====    =====    =====    =====

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                              227      196      154      102       93
Interest Factor in Rentals                                      2        3        3        3        3
                                                            -----    -----    -----    -----    -----
Total Fixed Charges                                         $ 229    $ 199    $ 157    $ 105    $  96
                                                            =====    =====    =====    =====    =====

Ratio of Earnings to Fixed Charges (C)                      (0.56)    1.83     1.92    $2.89     2.51
                                                            =====    =====    =====    =====    =====

(A) The term "earnings" shall be defined as pretax income from continuing operations before income or loss from equity investees plus distributed income from equity investees. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.

(C) The ratio of Earnings to Fixed Charges for the year ended December 31, 2002 was (.56), as noted above, which represents a deficiency of $100 million.